Exhibit 99.1

CORIUM REPORTS FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

MENLO PARK, Calif.,  February  8, 2016 — Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results from operations for the first fiscal quarter ended December 31, 2015.  Corium’s fiscal year ends on September 30.

Recent Corporate Developments

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Reported Positive Topline Interim Results from Corplex™ Donepezil Phase 1 Pharmacokinetics Clinical Trial — This transdermal product candidate is designed to deliver donepezil (the active ingredient in once-daily oral Aricept®) in a once-weekly patch for the treatment of Alzheimer's disease.  The study met each of its objectives, which included demonstrating sustained and controlled pharmacokinetics (PK) comparable to the daily oral administration of Aricept, and acceptable safety and skin tolerability.  These results provide a solid basis for advancing Corplex Donepezil into further clinical development.

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Completed dosing in Phase 1 PK study of Corplex™ Memantine — Conducted in parallel with the Phase 1 trial of Corplex Donepezil, this trial was designed to evaluate Corium's proprietary transdermal candidate for sustained and controlled delivery of memantine (the active ingredient in Namenda®) for the treatment of moderate-to-severe dementia of the Alzheimer's type.  Topline interim results are expected in February.

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Positive results from an initial bioavailability study of once-weekly transdermal aripiprazole  — Conducted by Corium’s collaboration partner, Aequus Pharmaceuticals Inc., this study evaluated once-weekly transdermal delivery of aripiprazole (the active ingredient in once-daily oral ABILIFY®), and the results supported the feasibility of sustained, seven-day delivery of therapeutic doses of the drug.  An atypical antipsychotic, aripiprazole is the leading medication for the treatment of a number of psychiatric disorders including bipolar I disorder, schizophrenia, major depressive disorder and irritability associated with autistic disorder.

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MicroCor® Zolmitriptan product candidate demonstrates rapid  delivery in animal studies  — Promising PK data in a pig model demonstrates the ability of Corium’s MicroCor transdermal technology to deliver zolmitriptan (the active ingredient in ZOMIG®), a leading migraine treatment.  This product candidate is designed to provide rapid onset of quick relief in a needle-free delivery system for the treatment of acute migraine.  The company is currently evaluating formulations with the goal of advancing into clinical proof of concept studies in the fourth quarter of calendar year 2016.

“The first quarter has been a particularly productive one for Corium, as we have advanced two product candidates in our CNS portfolio into the clinic, and have worked with our partners in progressing studies that are key to their programs,” said Peter D. Staple, President and Chief Executive Officer of Corium.  “We reported positive topline results of our Corplex Donepezil Phase 1 PK clinical study, which supports our plans for advancing our lead CNS program further in clinical development.  With dosing now complete, we are also looking forward to providing the results of our Phase 1 PK trial of Corplex Memantine.  Our collaboration with Aequus has yielded positive results in a human bioavailability study of aripiprazole, and our partner Agile is progressing in their Phase 3 trial of a  once-weekly contraceptive patch.  Finally, we  are continuing to achieve promising results with the second product candidate in our MicroCor pipeline, including showing very rapid delivery of a leading treatment for migraine headaches in animal studies.  With this portfolio of opportunities, we are accelerating our growth and progress in advancing important new transdermal therapeutics.  2016 will be a year of significant milestones for Corium.”

Financial Results for the Quarter Ended December 31, 2015

Corium reported total revenues in the first quarter of fiscal 2016 of $7.5 million, compared with $9.8 million in the first quarter of fiscal 2015.  The decrease in total revenues primarily resulted from a decline in contract research and development revenues, as well as the decline in product revenues from Fentanyl TDS.  The decline in contract research and development revenues is primarily the result of several programs advancing into later stages of clinical development when there are fewer revenue generating development activities until preparations begin for approval and commercial launch.

Total research and development (R&D) expenses in the first quarter of fiscal 2016 were $7.5 million, compared with $7.9 million in the first quarter of fiscal 2015.  The decrease in total R&D expenses primarily reflects the lower level of activities required for contract research and development programs, many of which are in the later stages of development, partially offset by Corium’s increased investment in its proprietary product programs, including the advancement of Corium’s two programs for Alzheimer’s disease,  Corplex Donepezil and Corplex Memantine, into Phase 1 clinical trials.

General and administrative (G&A) expenses in the first quarter of fiscal 2016 were $3.0 million, compared with $2.7 million in the first quarter of fiscal 2015.  The increase in G&A was primarily attributable to higher personnel costs associated with new employees added in the second half of fiscal 2015.

Corium reported a net loss for the first quarter of fiscal 2016 of $9.4 million, or $0.42 per share, compared with a  net loss of $6.8 million, or $0.37 per share, in the first quarter of fiscal 2015.  As of December 31, 2015, there were 22,219,413 shares of Corium common stock outstanding.

Cash and cash equivalents as of December 31, 2015 were $63.0 million.

Conference Call and Webcast Details

Corium will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results for the first fiscal quarter ended December 31, 2015.  Investors and analysts can access the call toll-free by dialing (844) 831-3024 (United States) or +1 (315) 625-6887 (international).  The conference ID# is 42595428.  The conference call will also be available via a live audio webcast on the Investors section of Corium’s website at http://ir.coriumgroup.com/events.cfm.  Please access the website 10 minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary.  A replay of the conference call will be available for two weeks and may be accessed by dialing toll-free (855) 859-2056 (United States) or +1 (404) 537-3406 (international) and entering the conference ID# 42595428 or by visiting Corium’s website.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Teva Pharmaceuticals, Par Pharmaceutical and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  The company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that is currently in Phase 3 trials, and additional transdermal products that are being developed with other partners.  Corium has multiple proprietary programs in preclinical and clinical development for the treatment of osteoporosis, and neurodegenerative and neurological disorders.  For further information, please visit www.coriumgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, product pipeline, clinical trial timing and plans, clinical and regulatory pathways for our development programs, the achievement of clinical and commercial milestones, and the advancement of our technologies and our proprietary, co-developed and partnered products and product candidates.  Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause Corium’s actual results to differ materially from the statements contained herein.  Further information on potential risk factors that could affect Corium’s business and its results are detailed in Corium's Annual Report on Form 10-K for the year ended September 30, 2015, filed with the Securities and Exchange Commission on December 16, 2015, and other reports as filed from time to time with the Securities and Exchange Commission.  Undue reliance should not be placed on forward-

looking statements, especially guidance on future financial or operating performance, which speaks only as of the date they are made.  Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Corplex™ and MicroCor® are registered trademarks of Corium International, Inc.

Aricept® is a registered trademark of Eisai R&D Management Co., Ltd.

ABILIFY® is a registered trademark of Otsuka Pharmaceutical Co., Ltd.

ZOMIG® is a registered trademark of the AstraZeneca group of companies.

Crest®  Whitestrips is a registered trademark of The Procter & Gamble Company.

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Investor and Media Contact:
BCC Partners
Karen L. Bergman
kbergman@bccpartners.com
(650) 575-1509
Susan Pietropaolo
spietropaolo@bccpartners.com
(845) 638-6290

CORIUM INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2015	2014
Revenues:
Product revenues	$5,972	$6,539
Contract research and development revenues	1,270	2,930
Other revenues	295	297
Total revenues	7,537	9,766
Costs and operating expenses:
Cost of product revenues	4,298	4,087
Cost of contract research and development revenues	3,056	3,717
Research and development expenses	4,457	4,197
General and administrative expenses	3,017	2,687
Amortization of intangible assets	159	161
Loss on disposal and sale and leaseback of equipment	—	7
Total costs and operating expenses	14,987	14,856
Loss from operations	(7,450)	(5,090)
Interest income	30	2
Interest expense	(1,977)	(1,669)
Loss before income taxes	(9,397)	(6,757)
Income tax expense	3	2
Net loss and comprehensive loss	$(9,400)	$(6,759)
Net loss per share attributable to common stockholders, basic and diluted	$(0.42)	$(0.37)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	22,188,332	18,034,689

CORIUM INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

(Unaudited)

	As of December 31, 2015	As of September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$63,028	$72,218
Accounts receivable	3,122	4,461
Unbilled accounts receivable	883	812
Inventories, net	2,864	2,902
Prepaid expenses and other current assets	1,058	1,367
Total current assets	70,955	81,760
Property and equipment, net	11,603	11,593
Debt financing costs, net	706	554
Intangible assets, net	6,944	6,837
TOTAL ASSETS	$90,208	$100,744
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,746	$3,952
Accrued expenses and other current liabilities	3,096	4,091
Long-term debt, current portion	58	57
Capital lease obligations, current portion	694	820
Recall liability, current portion	760	760
Deferred contract revenues, current portion	104	134
Total current liabilities	7,458	9,814
Long-term debt, net of current portion	50,234	49,807
Capital lease obligations, net of current portion	—	72
Recall liability, net of current portion	2,039	2,229
Deferred contract revenues, net of current portion	3,500	3,500
Total liabilities	63,231	65,422
Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	167,140	166,085
Accumulated deficit	(140,185)	(130,785)
Total stockholders’ equity	26,977	35,322
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,208	$100,744